Exhibit 10.35
Other Officer - Time Vesting Award Agreement - Form - Revised 2-9-2026

INDEPENDENT BANK CORP. TIME-VESTING RESTRICTED STOCK AWARD AGREEMENT
FOR ROCKLAND TRUST COMPANY OFFICER

Notification and Acceptance of Award of Restricted Stock

The Independent Bank Corp. 2023 Omnibus Incentive Plan (the "Plan") permits the granting of Awards of Restricted Stock to employees of Independent Bank Corp. (the "Company") and its Subsidiaries and Affiliates who are expected to contribute to the Company's future growth.

The Company greatly appreciates your ongoing efforts, and believes that you will contribute to the Company's future success. The Company is therefore extremely pleased to grant you the following Award of Restricted Stock:

Effective Date of Award of Restricted Stock Agreement:	[[GRANTDATE]]
Employee Name and Residential Address:	[[FIRSTNAME]] [[LASTNAME]] [[RESADDR1]] [[RESCITY]], [[RESSTATEORPROV]] [[RESPOSTALCODE]]
Number of Shares of Common Stock Granted in this Award of Restricted Stock:	[[SHARESGRANTED]] Shares of the Company's Common Stock.
Vesting Period:
Subject to Section 2 of the Award Agreement, the Vesting Period will commence on the Effective Date and end on the last date of vesting as provided in (iii) below, with 33 1/3% of the Award of Restricted Stock vesting on (i) February 27th of the first calendar year following the Effective Date, (ii) February 27th of the second calendar year following the Effective Date, and (iii) February 27th of the third calendar year following the Effective Date.

For purposes of the Award Agreement, the phrase “year of the Vesting Period” refers to: (i) the period from the Effective Date until February 27th of the first calendar year following the Effective Date, (ii) the year from February 28th of the first calendar year following the Effective Date until February 27th of the second calendar year following the Effective Date, or (iii) the year from February 28th of the second calendar year following the Effective Date until February 27th of the third calendar year following the Effective Date, as applicable.

Vesting Schedule:	[[ALLVESTSEGS]]
This Award of Restricted Stock is subject to the terms and conditions of the Restricted Stock Award Agreement set forth below (the "Award Agreement"). By clicking "ACCEPT" in the Company's equity management software system, you both accept this Award of Restricted Stock and acknowledge that you have read, understand, and accept the terms and conditions of this Award Agreement set forth below.

Restricted Stock Award Agreement
The Company agrees to issue to the employee named above (the "Participant") the number of Shares of the Company's Common Stock (collectively, the "Shares of Restricted Stock") set forth above subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Section 1.Issuance of Common Stock to the Participant.

(a)Consideration. The Participant shall not be required to pay any consideration to the Company for the Shares of Restricted Stock.

(b)Issuance of Shares. After receiving the Participant's electronic acceptance of this Award Agreement, the Company shall act with reasonable speed to cause the Company's transfer agent to make entries in its records for the Shares of Restricted Stock. The Shares of Restricted Stock are to be held in in escrow in accordance with this Award Agreement and the Plan.

(c)Escrow. The Company shall direct its stock transfer agent to make entries in its records for the Shares of Restricted Stock to reflect that they are being held in escrow for the Vesting Period. All regular cash dividends on Shares of Restricted Stock shall be paid directly to the Participant and shall not be held in escrow during the Vesting Period. Unvested Shares of Restricted Stock, however, may be enrolled in the Company's Automatic Dividend Reinvestment and Common Stock Purchase Plan. The Participant may exercise all voting rights on the Shares of Restricted Stock while they are held in escrow during the Vesting Period. The Shares of Restricted Stock shall be (i) surrendered to the Company upon the forfeiture of any such Shares or (ii) released to the Participant once the Vesting Period has lapsed and they are no longer Shares of Restricted Stock.

(d)Withholding Taxes. The Company shall have the right to deduct from payments of any kind otherwise due to the Participant from the Company or any of its subsidiaries any federal, state or local taxes of any kind required by law to be withheld due to the vesting of the Shares of Restricted Stock. Subject to the prior approval of the Company, which may be withheld by the Company in its sole discretion, the Participant may elect to satisfy withholding obligations, in whole or in part, (i) by directing the Company to retain vested Shares of Restricted Stock otherwise issuable to the Participant pursuant to this Award Agreement, (ii) by delivering to the Company Shares of the Company's Common Stock already owned by the Participant for at least six months, or (iii) by making a cash payment to the Company. Any Shares so delivered or retained shall have a fair market value that is at least equal to the withholding obligation. The fair market value of any Shares used to satisfy a withholding obligation shall be determined in accordance with the terms of the Plan as of the date of the vesting of the Shares of Restricted Stock. The Participant may only satisfy a withholding obligation with Shares of the Company's Common Stock which are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

Notwithstanding the foregoing, in the case of a Participant subject to Section 16(b), no election to use Shares for the payment of withholding taxes shall be effective unless made in compliance with any applicable requirements of SEC Rule 16b-3 (unless it is intended that the transaction not qualify for exemption under Rule 16b-3).

(e)Plan and Defined Terms. The issuance of the Shares of Restricted Stock pursuant to this Award Agreement is in all respects subject to the terms, conditions, and definitions (except as otherwise expressly noted in this Award Agreement) of the Plan, all of which are hereby incorporated herein by reference. The Participant accepts the Shares of Restricted Stock subject to all the terms and provisions of the Plan and agrees that all decisions under and interpretations of the Plan by the Board of Directors (or a Committee of the Board of Directors, if applicable) shall be final, binding, and conclusive upon the Participant and his or her permitted heirs, executors, administrators, successors and assigns. Capitalized defined terms used herein shall have the meanings assigned to them in the Plan, unless such terms are otherwise specifically defined in this Award Agreement.

Section 2.Vesting Period and Acceleration.

(a)Vesting Period. The Shares of Restricted Stock shall vest over the period and pursuant to the schedule set forth on the first page of this Award Agreement (the "Vesting Period"), subject to the Participant's continued employment through the Vesting Period (except as otherwise provided in this Section 2).

(b)Vesting In The Event of Death, Disability, or Retirement. If, prior to the end of the Vesting Period, the Participant dies or the employment of the Participant is terminated on account of Disability, or the employment of the Participant ceases as a result of the Participant's retirement (as defined below in this Section 2(b)) from the Company and/or its subsidiaries, any unvested Shares of Restricted Stock shall vest in the Participant or his/her heirs in the number of shares equal to the amount of unvested Shares of Restricted Stock that were to vest during the year of the Vesting Period in which death, Disability, or retirement occurs, multiplied by a fraction, the numerator of which is the number of days the Participant was employed by the Company during that year of the Vesting Period and the denominator of which is 365, rounded to the nearest whole share. The Participant shall forfeit any unvested Shares of Restricted Stock that do not vest based on the foregoing proration or that are scheduled to vest in subsequent years of the Vesting Period. By way of example, if the Participant was employed by the Company for 73 days during the year of the Vesting Period, the Participant would be entitled to vest in (73 divided by 365 = twenty percent (20%)) of the amount of the Shares of Restricted Stock that were scheduled to vest during that year. For purposes of this Agreement, the determination as to whether the Participant ceased employment with the Company due to “retirement” shall be in the discretion of the Company’s Chief Executive Officer or Chief Human Resources Officer.

(c)Change in Control. To the extent not previously forfeited, the Shares of Restricted Stock shall immediately and fully vest upon the occurrence of a Change in Control of the Company.
Section 3.No Transfer or Assignment of Restricted Shares. The Participant shall not, without the prior written consent of the Company (which may be withheld in the Company's sole and absolute discretion), sell, dispose of, assign, encumber, pledge, gift or otherwise transfer any of the Shares of Restricted Stock prior to vesting, other than (a) pursuant to a qualified domestic relations order (as defined in SEC Rule 16b-3) or (b) by will or the laws of intestacy.

Section 4.Forfeiture upon Termination of Service for any Reason other than Death, Disability, or Retirement. Notwithstanding the foregoing, there will be an automatic and immediate forfeiture of Shares of Restricted Stock that have not yet vested at the time the Participant experiences a Termination of Service for any reason other than retirement as determined in accordance with Section 2(b), death, or Disability. If the Participant forfeits any Shares of Restricted Stock awarded hereunder, such Shares of Restricted Stock shall automatically revert to the Company.

Section 5.Rights of a Shareholder; Restrictions. The Participant shall be the record owner of the Shares of Restricted Stock unless and until such Shares of Restricted Stock are forfeited or sold or otherwise disposed of, and as record owner shall have the right to vote the Shares of Restricted Stock and the right to receive dividends with respect to the Shares of Restricted Stock. The Company shall direct its stock transfer agent to make entries in its records for the Shares of Restricted Stock to reflect any provision of this Award Agreement or the Plan as the Company may determine in its sole discretion, including as specified in Sections 1(c) or 3 above.

Section 6.Covenants.

(a)Non-Solicitation of Employees. During the Participant's employment with the Company and for a period of one (1) year after the date of the Participant's Termination of Service for any reason (the "Restricted Period"), the Participant shall not, directly or indirectly, solicit, induce, recruit, encourage (or attempt any of the foregoing actions) or otherwise cause (or attempt to cause) any current or former (subject to the limitation below) employee or individual independent contractor of the Company to leave his or her employment or engagement with the Company either for employment with the Participant or with any other entity or person, or otherwise interfere with or disrupt (or attempt to disrupt) the employment or service relationship between any such individual and the Company. For purposes hereof, "former" shall mean any such individual who was employed by or provided services to the Company during the six (6)-month period prior to the date of the solicitation or other activity by or on behalf of the Participant.

(b)Non-Solicitation of Customers. During the Restricted Period, the Participant shall not, directly or indirectly, take any action to solicit, divert, take away, contact or call upon, or attempt to solicit, divert, take away, contact or call upon, any clients or customers, including prospective clients or customers, of the Company with whom the Participant dealt or had contact with on behalf of the Company or provided services to or received information about during the Participant's employment with the Company at any time or for any reason during the one (1)-year period prior to the Participant's Termination of Service, for the purpose of inducing or attempting to induce or divert their business away from, or in any way interfere with their relationship with, the Company.

(c)Remedies. The Participant acknowledges and agrees that the remedies at law for a breach or threatened breach of any of the provisions of this Section 6 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, the Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to (i) seek a temporary or permanent injunction or any other equitable remedy against the Participant, (ii) cause the immediate forfeiture of any Shares of Restricted Stock or (iii) claw back or seek the recoupment of any Shares (or the proceeds thereof) delivered in respect of the Restricted Stock. For purposes of this Section 6, references to the Company shall include its Affiliates.

Section 7.Miscellaneous Provisions.

(a)No Retention Rights. Nothing in this Award Agreement or in the Plan shall confer upon the Participant any right to continue to serve as an employee of the Company or any of its direct or indirect subsidiaries. Nothing in this Award Agreement or in the Plan shall interfere with or otherwise restrict the rights of the Company or any of its subsidiaries or of the Participant to terminate the Participant's employment with the Company or any of its Subsidiaries at any time and for any reason, with or without Cause.

(b)Notice. Any notice required by the terms of this Award Agreement shall be given in writing and shall be deemed effective upon (i) personal delivery, (ii) deposit with a nationally recognized overnight courier or (iii) deposit with the U.S. Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at 288 Union Street, Rockland, Massachusetts 02370 or at its then-principal executive office address if different, with simultaneous copies to the Human Resources Department and General Counsel of the Company, and to the Participant at the residential address set forth above or to the residential address that the Participant has most recently provided to the Company in writing if different.

(c)Entire Agreement. This Award Agreement, together with the Plan, constitutes the entire understanding between the parties hereto with regard to the subject matter hereof, and supersedes any other agreements, representations, or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

(d)Choice of Law. This Award Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts without regard to its choice of law principles.
(e)Severability. If any provision of this Award Agreement is found unenforceable or illegal, the remainder of this Award Agreement shall remain in full force and effect.

(f)Amendments; Waivers. This Award Agreement may only be amended or modified in a writing signed by the Participant and the Company. No party shall be deemed to waive any rights hereunder unless the waiver is in writing and signed by the party waiving rights. A waiver in writing on one or more occasions shall not be deemed to be a waiver for any future occasions.